UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2013

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

(Registrant’s telephone number, including area code): +31 (0)20 52 14 777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 14, 2013, Frank’s International N.V. (the “Company”) received a notice dated October 11, 2013 (the “Notice”) from the New York Stock Exchange (the “NYSE”) that described the Company’s failure to provide timely notification to the NYSE of the October 15, 2013 record date for the Company’s special meeting of stockholders scheduled for November 6, 2013 (the “Special Meeting”). Sections 204.21 and 401.02 of the NYSE Listed Company Manual (the “Listed Company Manual”) require that notice of the record date be provided to the NYSE at least ten days prior to the record date. The Company’s one-time failure to provide sufficient notice to the NYSE resulted from the provisions of Dutch corporate law, which require shareholder approval of the appointment of directors (in contrast to Delaware corporate law, which generally allows the board of directors to have the power to increase the size of the board and fill vacancies). As soon as the need for the Special Meeting was discovered, the Company provided notice to the NYSE of the record date. The Company is holding the Special Meeting in connection with the appointment of two additional independent directors to its Supervisory Board of Directors in order to comply with Listed Company Manual Section 303A.07, which requires the Company to have at least two independent directors serving on its audit committee within 90 days of the Company’s listing date.

Through their ownership of Mosing Holdings, Inc. and FWW B.V., the Mosing family currently controls approximately 80% of the voting power entitled to vote at the Special Meeting and intend to vote their shares for the appointment of each nominee. Accordingly, the Mosing family has the requisite voting power to ensure the appointment of the supervisory director nominees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2013	FRANK’S INTERNATIONAL N.V.

	By:	/s/ Mark G. Margavio
Name: Mark G. Margavio Vice President, Chief Financial Officer and Treasurer